EXHIBIT 12.1

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                       FIRST INDUSTRIAL REALTY TRUST, INC.
 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)



                                  Three Months
                                                          Ended          Year Ended December 31,
                                                                     -------------------------------------------------------
                                                      March 31, 2004 2003 (c)    2002 (c)   2001 (c)   2000 (c)   1999 (c)
                                                      -------------------------  ---------  ---------  ---------- ----------

Income from Continuing Operations Before
      Minority Interest Allocable to Continuing
      Operations....................................   $   6,051      $ 35,945    $ 48,859   $ 99,166     $95,711   $111,374

Plus:  Interest Expense and Amortization of
      Deferred Financing Costs......................      24,144        97,220      92,312     84,389      85,675     81,231
                                                      -------------- ----------  ---------  ---------  ---------- ----------

Earnings Before Income Allocated to Minority
      Interest and Fixed Charges....................   $  30,195      $133,165   $141,171    $183,555    $181,386   $192,605
                                                      ============== ==========  =========  =========  ========== ==========

Fixed Charges and Preferred Stock Dividends (a).....   $  29,579      $118,157   $127,243    $128,917    $123,722   $119,643
                                                      ============== ==========  =========  =========  ========== ==========

Ratio of Earnings to Fixed Charges and
      Preferred Stock Dividends (b).................      1.02x        1.13x       1.11x      1.42x       1.47x      1.61x
                                                      ============== ==========  =========  =========  ========== ==========

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     (a)  Included in Fixed Charges and Preferred Stock Dividends is the
          write-off of initial offering costs associated with the redemption of Preferred Stock in the amount of $3,707 and $4,577 for the years ended December 31, 2002 and 2001, respectively.

     (b) For purposes of computing the ratios of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from continuing operations before minority interest allocable to continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized and amortization of deferred financing costs.

     (c) During the three months ended March 31, 2004, the Company sold twenty industrial properties that met the criteria established by the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets' ("FAS 144") to be included in discontinued operations. At March 31, 2004, the Company also owned two industrial properties classified as held for sale that met the criteria established by FAS 144 to be included in discontinued operations. In accordance with FAS 144, the results of operations of the twenty industrial properties sold during the three months ended March 31, 2004 and the two industrial properties held for sale at March 31, 2004 are included in discontinued operations. Income from continuing operations for the years ended December 31, 1999 through 2003 reported in the table above has been restated to reflect the reclassification of the net income attributable to these properties from continuing operations to discontinued operations. As a result, income from continuing operations and ratio of earnings to fixed charges and preferred stock dividends reported in the table above will not agree to the income from continuing operations and ratio of earnings to fixed charges and preferred stock dividends reported in the Company's 2003 Form 10-K.